  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Flotek Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FLOTEK INDUSTRIES, INC.
SUPPLEMENT TO PROXY STATEMENT DATED APRIL 23, 2024
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 5, 2024

This Supplement contains important information about recent developments and should be read in conjunction with the Proxy Statement dated April 23, 2024.

On April 24, 2024, Flotek Industries, Inc. (the “Company”) made available or mailed to its shareholders its Notice of Annual Meeting of Shareholders, Proxy Statement, dated April 23, 2024 (the “Proxy Statement”), and proxy card that describe the matters to be voted upon at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) to be held on Wednesday, June 5, 2024, at 10:00 a.m., Central Time. This supplement (this “Supplement”) updates the Proxy Statement and the proxy card to revise the list of nominees for election to the Company’s Board of Directors (“Board”) and certain other information in the Proxy Statement and should be read in conjunction with the Proxy Statement.
Except as set forth below, this Supplement does not change the proposals to be acted on at the 2024 Annual Meeting or our Board’s recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares of common stock using one of the methods described in the Proxy Statement.

WITHDRAWAL OF DIRECTOR NOMINEE
On May 24, 2024, after the filing and distribution of the Proxy Statement, David Nierenberg gave us notice that he was resigning from the Board and as a member of the Board’s Audit Committee, Compensation Committee, Corporate Governance & Nominating Committee and Risk & Sustainability Committee, effective immediately, and was also withdrawing from nomination for re-election to the Board at the 2024 Annual Meeting. As a result, Mr. Nierenberg’s name has been withdrawn from nomination for re-election to the Board. Michael Fucci has been appointed by the Board as a member of the Audit Committee to replace Mr. Nierenberg.
The Board will reduce the size of the Board to six directors. This change does not affect the Board’s nomination of the remaining candidates for election as directors at the 2024 Annual Meeting.
The Board recommends that the shareholders vote “FOR” the election of each of the six remaining director nominees named in the Proxy Statement.

VOTING MATTERS
Other than Mr. Nierenberg, the nominees for election to the Board named in the Proxy Statement will stand for election at the 2024 Annual Meeting. Notwithstanding Mr. Nierenberg’s withdrawal, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new voting instructions or proxy cards.
None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares of common stock represented by proxy cards or voting instruction forms returned before the 2024 Annual Meeting will be voted with respect to all other matters properly brought before the 2024 Annual Meeting as instructed on the proxy card or voting instruction form.
If you have already submitted your voting instructions or proxy card, you do not need to take any action unless you wish to change or revoke your vote.
If you have not yet submitted your voting instructions or your proxy card, please submit voting instructions or proxy card as soon as possible, disregarding Mr. Nierenberg’s name as a nominee for election as a director. Information on how to vote your shares, or change or revoke your prior vote or voting instructions, is available in the Proxy Statement. The proxy holders identified on the proxy will vote your shares as indicated on the proxy, except that votes will not be cast for Mr. Nierenberg. If you submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares in accordance with the Board’s recommendations on each proposal, and votes will no longer be cast for Mr. Nierenberg.